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Freeport-McMoRan Copper & Gold Inc.
Announces Election of Richard C. Adkerson
to its Board of Directors

NEW ORLEANS, LA, October 31, 2006 - Freeport-McMoRan Copper & Gold Inc. (FCX) announced today that Richard C. Adkerson has been elected to its Board of Directors. Mr. Adkerson currently serves as President and Chief Executive Officer of FCX.

Mr. Adkerson, age 59, graduated with highest honors in 1969 and received an MBA degree in 1970 from Mississippi State University. In 1988, he completed the Advanced Management Program of the Harvard Business School. Prior to joining Freeport-McMoRan, he worked extensively with the Company, initially as an auditor and later as a financial advisor. Mr. Adkerson served as a Professional Accounting Fellow at the Securities and Exchange Commission where he led the development of accounting and disclosure standards for the oil and gas industry in the late 1970s and then became a leading partner in Arthur Andersen & Co. where he headed its global oil and gas practice during the 1980s. He joined Freeport-McMoRan in 1989 and became Chief Financial Officer in 1992. Mr. Adkerson has served as President of FCX since 1997 and as President and Chief Executive Officer since 2003.

“Richard Adkerson has been a tremendous asset to our organization since joining over 17 years ago,” said James R. Moffett, Chairman of the Board of FCX. “Following our discovery of the Grasberg mine, he actively participated in the major financings and development activities associated with this world class asset. Beginning in 2000, Richard led the successful restructuring of our balance sheet, which together with the continuing strength of our operations, significantly enhanced the financial markets’ perception of our Company. We are pleased to welcome Richard to our Board of Directors.”

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.
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